EXHIBIT 1.1

THE COMPANIES ORDINANCE

A COMPANY LIMITED BYSHARES

MEMORANDUM OF ASSOCIATION

OF

SCAILEX CORPORATION LTD.

Incorporated in the State of Israel on 2nd November 1971

(Incorporating amendments to 31th December 2007)

THE COMPANIES ORDINANCE

A COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

SCITEX CORPORATION LTD.

1.	The name of the Company is:

In English: SCITEX CORPORATION LTD.

2.	The objects for which the Company is established are:

(I)	(a)	(i)	To engage in the activity or business of developing, manufacturing, producing, processing, vending, purchasing, licensing (as licensor or licensee), leasing (as lessor or lessee), importing, exporting, supplying, distributing, acting as agent for or dealer in, or otherwise handling or dealing in any products, materials, goods, wares, components, equipment, systems, merchandise and movable property of every kind and description, and to engage in selling, promoting, leasing (as lessor or lessee), licensing (as licensor or licensee), importing, exporting, distributing, acting as agent for or dealer in, or otherwise handling or dealing in, any service.

(ii)	To acquire, create, form, operate, encourage or otherwise promote or manage any kind of enterprise.

(b)	To engage, directly or indirectly, in any lawful undertaking or business whatsoever, mercantile, manufacturing or otherwise, in which it is lawful for a company to engage, or in which it would be lawful for an individual to engage, and to have and exercise all powers conferred by the State of Israel on companies organized for profit under the companies laws of the State of Israel.

(II)	(a)	To carry on the business of developing, manufacturing, distributing, selling and exporting electro-optical systems designated for use in the textile industry in connection with spinning, weaving, knitting and otherwise manufacturing or processing textiles of any kind or nature, and related materials and products, including fibre, yarn, knitwear and cloth of any kind or nature whatsoever.

(b)	To carry on the business of producing, manufacturing, working, improving, developing, importing, exporting, transportation, supply, marketing, distribution, trading, exploiting and dealing in technical and mechanical equipment, apparatus, tools, utensils, appurtenances, accessories, containers, packings, raw materials, products, good and materials, of all kinds and description and for any use whatsoever which the Company may consider expedient or conducive to be carried on in connection with all or any of its objects.

(c)	To deal in any research, exploration and development of natural resources, and the exploitation thereof, to establish, hold and operate institutions, experimental stations, laboratories and research associations, to finance, organize, employ and equip expeditions, commissions, experts and agents.

(d)	To apply for, purchase or otherwise acquire and obtain and register rights of use or inspection, to protect, extend and renew, in Israel or abroad, all kinds of patents, patent rights, brevet d’invention, licenses, protections, concessions (hereinafter called “patent rights”) which may, in the opinion of the Company, be conducive to the interests of the Company to use patent rights and work in accordance therewith, to exploit the same in any manner, to enter into any agreement and do any act whatsoever in connection with patent rights; to sell and otherwise dispose of patent rights and to grant licenses and privileges in connection with the same.

(e)	To engage in any scientific, technical and other research work, including research work and experiments for the purpose of improving or attempting to improve any invention and patent rights which the Company shall acquire or desire to acquire.

(f)	To enter into any arrangements with any Governments or authorities, supreme, municipal, local or otherwise, or any corporations, companies or persons that may seem conducive to the attainment of the Company’s objects, or any of them, and to obtain from any such Government, authority, corporation, company or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out, exercise and comply with such contracts, charters, decrees, right, privileges and concessions.

(g)	To receive money, securities, and valuables of all kinds for custody.

(h)	To carry on and undertake any business transaction or operation, commonly carried on or undertaken by promoters of companies, financiers, concessionaires, contractors, capitalists, merchants, or traders, and to carry on any business within the framework of the above objects, or any of them, which may seem to the Company capable of being conveniently carried on in connection with the above objects, or any of them, or calculated, directly or indirectly, to enhance the value of, or render profitable, any of the Company’s property or rights.

(i)	To carry on all kinds of promotion business, and in particular to form, constitute, float, lend money to, assist and control any companies or undertakings whatsoever, and to be and act as a director of any company, in connection with or for the purpose of attaining all or any of the Company’s objects.

(j)	To borrow, raise, secure the payment of, any money, in such manner and on such terms and conditions as the Company may deem fit, and in particular by the issue of debentures, series of debentures, charged upon all or any of the property of the Company, present or future, immovable and movable property, or unpaid capital, and to acquire, release and redeem any such security, to mortgage the immovable property of the Company, and to discharge, release and redeem any such mortgage or charge.

(k)	To purchase, take on lease or in exchange, hire or otherwise acquire, hold, construct, manage, cultivate, develop, sell, let on lease, hire, and generally deal in all manner of lands, buildings, business premises, flats, offices, shops, stores, rights, privileges, concessions, licenses, machinery, plant, stock-in-trade and any movable or immovable property of any kind necessary or convenient for the purpose of, or in connection with, the Company’s business or any branch or department thereof.

(l)	To carry on the business of an investment company in all its branches, and to undertake and transact all kinds of investment business.

(m)	To invest moneys in the purchase or upon the security of shares, stocks, debentures, debenture stock, bonds, mortgages, obligations and securities of any kind, issued or guaranteed by any company of whatever nature and wheresoever constituted or carrying on business, and shares, stocks, debentures, debenture stocks, bonds, mortgages, obligations and other securities issued or guaranteed by any Government, Sovereign Ruler, Commissioners, Trust, Municipal, Local or other Authority or body of whatsoever nature, whether at home or abroad.

(n)	To acquire any shares, stocks, debentures, debenture stocks, bonds, mortgages, obligations and other securities by original subscription, tender, purchase, exchange or otherwise, and to subscribe for the same, either conditionally or otherwise, and to guarantee the subscription thereof; to hold, manage, sell, transfer, mortgage, charge or otherwise deal in the same.

(o)	To lend money and to give advances or credit to, and to guarantee the debts and contracts of, such persons, firms and companies and on such terms and conditions as the Company may deem fit, and, in particular, to customers and other persons having dealings with the Company, and to guarantee and be guarantor for such persons, firms or companies, and to accept from those to whom the Company shall lend money or give credit or guarantee all kinds of guarantees as the Company may deem fit, including mortgages over immovables and movable property, as well as pledges, charges, floating charges or security, and to release and surrender any such securities on such terms as the Company may deem fit.

(p)	To carry on the business of a trust company, in all its branches, and undertake the office of trustee, receiver, executor, administrator, committee, manager, attorney, delegate, substitute, treasurer and any other office or situation of trust or confidence, and to perform and discharge the duties and functions incident thereto, and generally to transact all kinds of trust and agency business, either gratuitously or otherwise.

(q)	To apply for, obtain, acquire, maintain, sell, transfer, utilize and deal in any manner whatsoever in plans, know-how, processes, trade secrets, permits, licenses, concessions, tenements and any other rights, privileges and benefits which may entitle, authorize or assist the Company to carry on any of the businesses which it is authorized to carry on.

(r)	To adopt such means of making known the activities of the Company as may seem expedient, and, in particular, by advertising in the press, by circulars, by publication of books and periodicals, and by granting prizes, rewards and donations.

(s)	To purchase or otherwise acquire and undertake, whether as a going concern or otherwise, the whole or any part of the business, good-will and assets of any person, firm or company carrying on any of the businesses which this Company is authorized to carry on, or any such business, within the framework of the Company’s objects or any of them, the carrying on of which is calculated to benefit this Company or to advance its interests, or possessed of property suitable for the purposes of this Company.

(t)	To amalgamate or merge with any company.

(u)	To promote, establish, concur in the establishment of and subsidize any company for the purpose of acquiring the rights, property and liabilities of the Company, or for any other purpose which might, in the opinion of the Company, be conducive to its interests, either directly or indirectly.

(v)	To enter into partnership or any agreement for sharing of profits, combining of profits or cooperation with any person or company carrying on or entitled to carry on any business or businesses which the Company is entitled to carry on.

(x)	To sell and transfer the undertaking of the Company, in whole or in part, for such consideration as the Company may deem fit, and, in particular, in consideration for shares, debentures or other bonds, to another company having objects similar in whole or in part to the objects of this Company.

(y)	To enter into any contract or agreement and to sign and execute any contract, agreement, deed, document or instrument, in connection with all or any of the Company’s objects.

(z)	To insure the Company, its property, plants, undertakings and business, in whole or in part, against any damage, loss, risk or liability.

(aa)	To distribute all or any of its assets among its members in specie, in accordance with the provisions of the Companies Ordinance.

(bb)	To grants pensions, allowances, gratuities and bonuses to employees, ex-employees and directors of the Company or its predecessors in business, or the dependents of such persons, and to establish and support, or to aid in the establishment and support of, any schools and educational, scientific, literary, religious or charitable institutions or trade societies, whether such institutions or trade societies be solely connected with the business carried on by the Company or its predecessors in business or not, and to institute and maintain any club or other establishment or profit-sharing scheme calculated to advance the interests of the Company or of the persons employed by the Company.

(cc)	To procure the Company to be registered or recognized in any place outside Israel.

(dd)	To do all or any of the acts set out in the *Second Schedule to the Companies Ordinance, and it is hereby declared that any object or power that may be added to the Second Schedule to the Companies Ordinance by any amendment to the Companies Ordinance or otherwise shall be deemed as if expressly added to this Memorandum of Association, provided, however, that any object or power that may be eliminated from the Second Schedule to the Companies Ordinance by virtue of any amendment to the Companies Ordinance or otherwise shall not be deemed to be eliminated from this Memorandum of Association and shall continue to be included herein, save insofar as such object or power is prohibited by the law of Israel for the time being.

(ee)	To do all such other things as are or may be deemed incidental or conducive to the attainment of the above objects or any of them.

(ff)	To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, an either by or through agents, sub-contractors, trustees or otherwise.

* Reference in paragraphs (dd), (gg) and (hh) to “the Second Schedule to the Companies Ordinance” is to the Second Schedule of the Companies Ordinance 1929.

(gg)	And it is hereby agreed and declared that in this Memorandum of Association the following expressions, whether appearing in the Memorandum of Association itself or in the **Second Schedule to the Companies Ordinance, shall have the following meanings:

"person" - includes company and corporation.

“company”or “corporation” – includes, unless it refers to this Company, any other company, cooperative society, any other society, body politic, public or juristic, association, partnership or body of persons, whether incorporated or not incorporated.

“land”– includes any right or interest in or to land, whether registrable or not, buildings, plantations, and everything attached or affixed to and on land.

(hh)	And it is hereby further agreed and declared that, unless it is expressly otherwise stated, each of the objects and powers specified in each of the paragraphs of this Clause, including, having regard to the provisions of paragraph () of this Clause, each of the paragraphs of the **Second Schedule to the Companies Ordinance, is a main and independent object, and shall in no way be limited or restricted by any reference or inference from any other paragraph of this Clause or of the Second Schedule to the Companies Ordinance, or by any reference to or inference from the name of the Company.

3.	The liability of the members is limited.

4.	The share capital of the Company is seven million, two hundred thousand New Israeli Shekels (NIS 7,200,000), divided into sixty million (60,000,000) Ordinary Shares of a nominal value of twelve Agora (NIS 0.12) each, all ranking pari passu.

** See footnote on previous page.

We the several persons whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we hereby respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

Names of Subscribers, Address and Descriptions	Number of Shares by Each Subscriber	Signature
SCIENTIFIC TECHNOLOGY LTD. Kiryat Weizmann Rehovot, Israel	200,000 Ordinary Shares of IL. 1.- each	/s/ E. Arazi & D. Tolkowsky with stamp of Scientific Technology Ltd.
ELECTRONICS CORPORATION OF ISRAEL LTD. 88 Giborei Israel St. Tel-Aviv, Israel	200,000 Ordinary Shares of IL. 1.- each	/s/ A. Low & U. Goren with stamp of Electronics Corporation of Israel Ltd.

DATE: October 7, 1971	WITNESS TO ABOVE SIGNATURES: Signature of Scientific Technology Ltd. /s/ A. Ben-Porath —————————————— A. BEN-PORATH, Advocate, HAIM ZADOK, BARZEL, DEOUELL & CO. 39 Montifiori Street Tel-Aviv, Israel

Signature of Electronics Corporation of Israel Ltd. /s/ D. Smith —————————————— DAVID SMITH, Advocate